Rand Logistics, Inc.

RAND LOGISTICS ANNOUNCES THE APPOINTMENT OF NASSRY ZAMORA AS VICE PRESIDENT AND CHIEF HUMAN RESOURCES OFFICER

New York, NY, April 13, 2015 -- Rand Logistics, Inc. (NASDAQ: RLOG) ("Rand") announced today that as part of executing its strategic business plan, which includes an increased focus on its employees to strengthen and grow the Company, Nassry G. Zamora has been appointed to the newly created position of Vice President and Chief Human Resources Officer. He will oversee all aspects of human resources and internal communications.

Mr. Zamora brings a wealth of domestic and international HR leadership experience to Rand from both large and small companies including Exxon, Phelps Dodge International and Cytec Chemicals.  His maritime human resources experience includes several years with Wallenius Wilhelmsen Logistics, the world’s largest maritime shipping/logistics company which specializes in high and heavy and roll-on, roll-off cargo.  A native of Michigan, he graduated from the University of Detroit and completed his graduate work at the University of Michigan.

“We are pleased to add an executive with Nassry’s experience and capabilities to our management team,” commented Ed Levy President and Chief Executive Officer of Rand.  “Besides adding depth to our management team, he will be instrumental in leading the development and management of our staffing and recruiting, talent and performance assessment, succession planning, employment progression/promotions, employee satisfaction and HR training and compliance.”

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and eleven self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act -- which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, -- and the Canada Coasting Trade Act -- which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated. Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements. Important factors that contribute to such risks include, but are not limited to, the effect of an economic downturn in certain of our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please refer to Rand's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on June 12, 2014.

Contact:
Rand Logistics, Inc.
Edward Levy, CEO & President
(212) 863-9405
-OR-
INVESTOR RELATIONS COUNSEL:
Cameron Associates
Alison Ziegler
(212) 554-5469